Winner Medical Reports Full Fiscal Year 2011 Results
FY11 Revenues up 30.3% YoY to $149.9 million
FY11 Net Income down 11.9% YoY to $11.5 million
FY11 Net Income (Non-GAAP) down 0.4% YoY to $13.7 million

SHENZHEN, China, November 30, 2011 -- Winner Medical Group Inc. (Nasdaq: WWIN) (“Winner Medical” or the “Company”), a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, today reported consolidated financial results for the full fiscal year ended September 30, 2011.

Fiscal Year 2011 Financial Highlights
•	Revenues increased by 30.3% to $149.9 million from $115.0 million in the prior fiscal year.
•	Gross Profit increased by 18.2% to $40.9 million from $34.6 million in the prior fiscal year.
•	Gross Margin decreased to 27.3% from 30.0% in the prior fiscal year.
•	Net Income attributable to Winner Medical decreased by 11.9% to $11.5 million from $13.1 million in the prior fiscal year.
•	Adjusted Net Income (non-GAAP)* attributable to Winner Medical decreased by 0.4% to $13.7 million from $13.8 in the prior fiscal year.
•	Basic and Diluted Net Income Per Share were $0.48 and $0.47, respectively.
•	Adjusted Basic and Diluted Net Income Per Share (non-GAAP)* were $0.57 and $0.56, respectively.

*
Excludes non-cash share-based compensation expenses of $0.6 million and $0.7 million and realized loss on commodity financial instruments of $1.7 million and $Nil for the fiscal years ended September 30, 2011 and 2010, respectively. Please see the “Non-GAAP Financial Measures” section below for information on how non-GAAP measures should be viewed in comparison to GAAP measures.

Mr. Jianquan Li, chairman and chief executive officer of Winner Medical, commented, “During the past year, we made encouraging progress on both our medical and PurCotton® businesses. As a result, total revenue increased by 30.3% to $149.9 million for fiscal year 2011. Increased sales in various markets reflect growing customer recognition and demand for our quality products, despite a challenging macro environment of tightened credit in Europe and rising raw material prices in China.”

Mr. Li continued, “In the past year, we have continued to build up our sales network of retail stores for PurCotton® products in China and Hong Kong to a total of 44 stores. We also strengthened the management of our two online sales channels. As more customers have come to appreciate our PurCotton® consumer products, we have seen an over 50% repurchase rate among members. In fiscal year 2012, we plan to open around 30 new stores mostly in first- and second-tier cities and upgrade our existing stores. We expect to have a rapid increase in customer memberships and revenue increases from online platforms and distributors entering into hypermarkets, supermarkets and convenience stores, etc., with consumable goods such as sanitary napkins, baby diapers and cotton tissues. During this time of expansion, our operating and net margins will be under some pressure, but we believe this investment will better position the Company for enhanced profitability in the future.”

Mr. Xiuyuan Fang, chief financial officer of Winner Medical, added, “We are pleased to have maintained positive gross profit growth throughout fiscal year 2011, when cotton prices greatly fluctuated. Our gross margin declined slightly to 27.3% from 30.0% in the same period last year. This was mainly because of an increase of the average purchasing price of cotton. Furthermore, to increase sales of PurCotton® products, we sacrificed a degree of gross margin in exchange for larger market share. We believe that in the end, such gains in the market will reward investors with increased shareholder value.”

Fiscal Year 2011 Financial Performance

Revenues in fiscal year 2011 increased by 30.3% to $149.9 million from $115.0 million in fiscal year 2010. The increase was mainly attributable to growing sales in North and South America, stable sales in Europe and Japan, as well as a robust increase in sales of medical products and PurCotton® products in China.

Revenue By Geography

Breaking down revenue according to geography:

•
Europe: Europe remained the largest market with strong sales of $52.1 million, representing an annual increase of 23.2%  from $42.3 million in fiscal year 2010. This increase reflects the Company’s continuing effort to retain existing customers and add new ones despite challenging economic conditions in Europe. As a percentage of total sales, sales in Europe were 34.8% in fiscal year 2011 compared to 36.8% in the prior fiscal year.

•
North and South America: Sales in North and South America increased by 37.4% year-over-year to $33.6 million from $24.5 million, which was attributable to steady sales in the United States and robust sales in Brazil. As a percentage of total sales, sales in North and South America were 22.4% in fiscal year 2011 compared to 21.3% in the prior fiscal year.

•
Japan: Sales in Japan increased by 17.4% year-over-year to $21.4 million from $18.2 million, mainly driven by higher selling prices and customers increasing inventory, especially during and after the earthquake in March. As a percentage of total sales, sales in Japan were 14.3% in fiscal year 2011 compared to 15.8% in fiscal year 2010.

•
China: Sales in China increased by 59.4% year-over-year to $35.6 million from $22.3 million, mainly driven by robust sales of medical products and PurCotton® products. Sales of medical products in China increased to $16.5 million, representing 35.1% growth compared to the prior fiscal year. This increase was mainly driven by expansion of the Company’s distribution networks via local distributors, retail drug stores and direct sales to Hong Kong and several hospitals in Guangdong province. Sales for PurCotton® products rose to $19.1 million, an increase of 88.6% from the prior fiscal year. As a percentage of total sales, sales in China increased to 23.7% in fiscal year 2011 compared to 19.4% in fiscal year 2010.

Revenue By Products

Sales generated from medical products increased by 24.7% to $130.8 million in fiscal year 2011 from $104.9 million in fiscal year 2010. The increase was mainly attributable to steady-to-robust sales in Europe, North and South America and China. As a percentage of total sales, sales from medical products were 87.3% in fiscal year 2011, compared to 91.2% in the prior fiscal year.

Sales generated from PurCotton® products increased by 88.6% to $19.1 million in fiscal year 2011 from $10.1 million in fiscal year 2010. As a percentage of total sales, sales from PurCotton® products were 12.7% in fiscal year 2011, compared to 8.8% in fiscal year 2010.

Breaking down revenue according to products and distribution channels:

•
Material supplies of PurCotton® jumbo rolls totalled $14.1 million, an increase of 52.5% as compared to $9.3 million in fiscal year 2010. The significant increase was due to higher demand  from China-based existing and new customers.

•
Retail sales of PurCotton® consumer products totalled $5.0 million compared to $0.9 million in fiscal year 2010. The increase was driven by the opening of more retail stores and improved sales in the Company’s existing stores and online sales platforms. As of September 30, 2011, the Company operated 41 retail stores in China, as compared to 22 in the same period of last year.

Cost of sales increased by 35.5% to $109.0 million in fiscal year 2011 from $80.5 million in the prior fiscal year. The increase was mainly attributable to a higher average purchasing price of cotton, the Company’s primary raw material, as well as a larger volume of cotton usage due to increased orders during the reporting period as compared with fiscal year 2010. Cotton’s average after-tax purchasing price increased to approximately RMB 23,000 per ton during fiscal year 2011, from RMB14,000 per ton during fiscal year 2010, an increase of approximately 65.0%. As a percentage of total sales, cost of sales were 72.8% and 70.0% for the years ended September 30, 2011 and 2010, respectively.

Gross profit increased by 18.2% to $40.9 million in fiscal year 2011 from $34.6 in the prior fiscal year. Gross margin decreased to 27.3% as compared to 30.0% in fiscal year 2010. The decrease in gross margin was attributable to an increase of the average purchasing price of cotton. The Company expects overall gross margin to rise over the next fiscal year as it continues to add to its business portfolio by developing and marketing advanced medical products as well as PurCotton® products, which carry higher gross margins.

Government subsidies increased to $1.6 million in fiscal year 2011 from $0.2 million in the prior fiscal year. The Shenzhen city government grants financial incentives to distinguished local enterprises each year, and the Company anticipates being able to maintain such incentive going forward.

Realized loss from commodity derivatives was $1.9 million on cotton futures trading in fiscal year 2011, compared to $nil in fiscal year 2010. The Company set up a special team with experience in spot and futures markets transactions to better monitor and control its exposure to cotton futures trading activities as well as to better coordinate these activities with the company’s sales plans.

Foreign exchange losses, net was $1.1 million in fiscal year 2011, compared to $0.5 million in fiscal year 2010, mainly due to the appreciation of the Renminbi. In order to minimize exchange loss, the Company is now inserting clauses in its contracts with non-China based customers in order to better manage the fluctuation of the RMB.

Selling, general and administrative expenses increased by 30.2% to $26.5 million in fiscal year 2011 from $20.4 million in the prior fiscal year. As a percentage of total sales, SG&A expenses stabilized at 17.7% in fiscal year 2011 and 2010. The increase in SG&A expenses was primarily due to increased staff costs, rental and transportation costs, advertising and promotion expenses and R&D expenses for advanced medical and PurCotton® consumer products.

Income from operations decreased by 7.6% year-over-year to $13.5 million from $14.7 million in the prior fiscal year, because the increase in expenses outpaced the increase in revenues.

Interest expenses decreased approximately 27.9% to $0.09 million. The Company capitalized approximately $0.2 million of interest expense to property, plant and equipment in fiscal year 2011, while a small amount of interest was capitalized in the prior fiscal year. The Company primarily uses bank loans to supplement working capital for daily operations.

Income tax in fiscal year 2011 increased by 18.2% year-over-year to $2.0 million from $1.7 million in the prior fiscal year, representing an effective tax rate of 14.6% for the reporting period versus 11.4% in fiscal year 2010. The comparatively higher income tax as a percentage of income before income taxes in fiscal year 2011 was mainly due to the expiration of preferential tax treatment for a subsidiary, Winner Medical & Textile Ltd. Chongyang, on December 31, 2010, at which time that subsidiary’s applicable tax rate increased to 25% from 12.5%.

Net income attributable to Winner Medical decreased by 11.9% year-over-year to $11.5 million from $13.1 million in fiscal year 2010. Excluding non-cash share-based compensation expenses and realized loss on commodity financial instruments, adjusted net income (non-GAAP) was $13.7 million for the fiscal year 2011, a decrease of 0.4% from $13.8 million in fiscal year 2010.

Net margin decreased to 7.7% in fiscal year 2011 compared to 11.4% in fiscal year 2010. The decrease in net income and net margin was due to an increased net loss on the PurCotton® retail business and realized losses on cotton futures trading in fiscal year 2011.

Basic and diluted net income per share were $0.48 and $0.47 for fiscal year 2011 versus $0.57 and 0.56 for fiscal year 2010, respectively. The adjusted basic and diluted earnings per share (non-GAAP), which exclude non-cash share-based compensation expenses and realized loss on commodity financial instruments, were $0.57 and $0.56 for fiscal year 2011 versus $0.60 and 0.59 for fiscal year 2010. The non-GAAP earnings per share slightly decreased due to the increased expenses for PurCotton retail expansion, such as opening and maintaining retail stores, advertising and promoting and building other online and offline distribution channels.

Balance Sheets

As of September 30, 2011, the Company had cash and cash equivalents of $21.9 million compared to $14.8 million as of September 30, 2010. The Company’s working capital as of September 30, 2011 was $55.2 million. Total assets were approximately $149.9 million compared to $119.0 million as of September 30, 2010, while total shareholders’ equity was $125.7 million and $105.8 million as of September 30, 2011 and 2010, respectively.

Operational Updates

Gross Margin

During the period between December 2010 and March 2011, cotton prices rapidly increased approximately 100% to over RMB30,000 per ton from RMB15,000 per ton. From March 2011 to September 2011, cotton prices stabilized at approximately RMB20,000 per ton. This upward fluctuation raised the Company’s average purchasing price of cotton for the year and, to a large extent, lowered the Company’s gross margin. Besides adjusting its product pricing, the Company also made efforts to manage the impact of volatility in cotton prices through a special team to manage cotton trading in the spot and futures markets . As a long-term strategy, the Company is focused on upgrading its medical products and expanding its PurCotton® retail business. Both businesses have gross margins higher than other medical products the Company produces and by increasing their proportion in the Company’s business mix, the Company expects to achieve a higher overall gross margin.

Manufacturing lines

As of November 30, 2011, Winner Medical has four PurCotton® jumbo roll manufacturing lines which are producing at almost 100% capacity, with a total production capacity of 430 tons per month. The Company also purchased one sanitary napkin manufacturing line, which produces PurCotton top layer sanitary napkins. This line started trial production at the end of October 2011. The Company estimates that sanitary napkins will be mainly sold through distributors to hypermarkets, supermarkets, convenience stores and mother and baby stores. In January 2011, the Company established Winner (Huanggang) Cotton Processing, Co. Ltd. to process seed cotton and supply for own use. The Company expects that self-processing seed cotton will allow for more stringent quality control and reduce raw material production costs. This cotton processing line is currently meeting approximately 30% of the Company’s annual cotton production needs.

PurCotton Retail Business

As of November 30, 2011, Winner Medical owns and operates 44 retail stores, with 24 in Guangdong province, where the Company’s headquarters is located, 10 in Beijing, 7 in Shanghai and 3 in Hong Kong.  The stores have an average size of 50-200 square metres, and all are located in downtown shopping malls. Since the Company launched its customer membership system in November 2010, approximately 27,000 customers have registered as members in its retail stores. Customer membership requires filling out an application form and paying a membership fee of RMB30 (or approximately $4.7), which allows members to enjoy an 8% discount when purchasing PurCotton® products.

Winner Medical is also selling its PurCotton® consumer products online via China’s popular Taobao.com and the Company’s self-owned Business-to-Consumer (B2C) online store. The Company also established Shenzhen PurCotton E-Commerce Co. Ltd. to better manage the Company’s online distribution channels. Shenzhen PurCotton E-Commerce Co. Ltd. is 70% held by Winner Medical and 30% held by two individuals who are highly experienced in e-commerce.

The Company also recently started launching consumer products through distributors at mid- and high-end hypermarket, supermarkets and convenience stores in Beijing, Shanghai and Guangdong province in China. Going forward, the Company believes it can continue to cultivate distributors and online sales in order to grow sales, while selectively selling in chain stores to build brand awareness and expose potential customers to the Company’s products.

Commodity Derivatives

Cotton is the Company’s primary raw material used in its manufacturing process. As a result of rising demand caused by the global economic recovery and supply shortages due to bad weather, cotton prices have been rapidly increasing and fluctuating between January and March 2011. Under this rising cost environment, the Company cannot secure stable price quotes from cotton suppliers, resulting in inconsistency in the prices quoted to the Company’s customers. Therefore, the Company, through its wholly-owned subsidiary Winner Industries (Shenzhen) Co., Ltd. (“Winner Shenzhen”) has decided to enter into cotton future transactions in order to manage the impact of volatility in cotton prices on production.

During the second fiscal quarter ended March 31, 2011, Winner Shenzhen’s transactions in cotton futures resulted in a net loss of approximately $1,577,000, which was charged to “realized loss on commodity financial instruments” in the condensed consolidated statements of income for the period. The loss was a result of significant increases and fluctuation in cotton prices between January and March 2011.

With the objective of managing the Company’s risk from cotton futures trading, the Company established a Commodity Trading Center, “CTC,” on July 1, 2011, with the goal of monitoring futures and spot trading and integrating cotton futures trading into the Company’s sales plan. The Company has employed experienced managers to conduct the transactions. Management has made on-going assessments of the CTC’s trading performance and has established stringent trading procedures and policies for entering into cotton futures transactions, and has consulted with the board of directors on these efforts. For more information on these activities, including how Mr. Jianquan Li, the Company’s chief executive officer, president and chairman of the board of directors, compensated the company for cotton futures trading losses during fiscal year 2011, please see the “Business–Raw Materials and Manufucturing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Results of Operations–Realized Loss on Commodity Financial Instruments” sections of the Company’s 2011 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the “SEC”) on November 30, 2011.

Outlook

For the full fiscal year of 2012, the Company estimates that its revenues will be in the range of $179.9 million to $194.8 million, representing a year-over-year growth rate of between approximately 20% and 30%.

This forecast reflects the Company’s current and preliminary view, which is subject to change.

Conference Call

The Company will host a conference call at 8:00 a.m. ET on November 30, 2011 (9:00 p.m. Beijing Time on November 30), to discuss its full fiscal year 2011 results and recent business developments. Listeners may access the call by dialing:

Dial-in Number:
1-866-519-4004 (US Toll Free)
10-800-819-0121 (China Domestic Toll Free)
10-400-620-8038 (China Mobile Toll Free)
800-930-346 (Hong Kong Toll Free)
65-6723-9381 (International Toll Dial-in)
Pass code: 31293674

A telephone replay will be available shortly after the conclusion of the call and will be accessible from November 30, 2011 at 11:00 a.m. to December 07, 2011 at 11:59 p.m. by calling 1-866-214-5335 (US), 10-800-714-0386 (China North), 10-800-140-0386 (China South), 800-901-596 (Hong Kong) or 1-612-8235-5000 (International) with passcode 31293674.

The earnings release will be available on the investor relations page of Winner Medical's website at http://winnermedical.investorroom.com/ on Thursday, December 1, 2011(EST).

About Winner Medical

Winner Medical is a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. The Company has fourteen wholly-owned subsidiaries and four joint ventures, which manufacture and sell tailored medical dressings and disposables, as well as non-woven fabric made from natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54  domestic and international patents. For nine consecutive years, the Company has ranked as one of the leading medical dressing exporters in China, with North America, Europe, and Japan as its major markets. In addition, the Company distributes under its own “Winner®” and “PurCotton®” brand names in China. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com.

Forward-Looking Statements:

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein, are “forward-looking statements” including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions and involve known and unknown risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the SEC. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per basic and diluted share represent net income and net income per basic and diluted share before non-cash share-based compensation expenses and realized loss on commodity financial instruments. The Company believes its presentation of these non-GAAP measures provides meaningful insight into its operating performance and an alternative perspective on the results of operations. The Company believes that non-GAAP net income and net income per basic and diluted share are useful to both management and investors in evaluating the Company’s operating performance compared with that of other companies in its industry. The calculation of non-GAAP net income and net income per basic and diluted share allows the Company to compare its operating results with those of other companies without giving effect to non-cash share-based compensation expenses and realized loss on commodity financial instruments, which may vary from different companies for reasons unrelated to the overall operating performance of a company’s business.

Non-GAAP net income are not measures of performance under accounting principles generally accepted in the United States (U.S. GAAP). The Company includes them in this Form 10-Q in order to:

•	improve transparency for investors;

•	assist investors in their assessment of the Company’s performance;

•	facilitate comparisons to historical performance;

•	ensure that these measures are fully understood in light of how the Company evaluates its operating results; and

•	properly define the metrics used and confirm their calculation.

The non-GAAP measures provided herein may not be comparable to similar measures presented by other companies. The Company recognizes that the usefulness of non-GAAP net income and net income per basic and diluted share has certain limitations, including:

•
non-GAAP net income and net income per basic and diluted share do not include non-cash share-based compensation expenses and realized loss on commodity financial instruments. Because the Company periodically has granted, and expects to continue to grant, options and restricted share awards to its employees, non-cash share-based compensation expense is a necessary element of the Company’s costs and ability to generate profits and cash flows. Also, because the Company periodically has engaged in futures trading to manage the impact of volatility in cotton prices on production, gains and losses on commodity financial instruments affect the Company’s ability to generate net income. Therefore, any measure that excludes non-cash share-based compensation expenses and realized loss on commodity financial instruments may have material limitations; and

•
the manner in which the Company calculates non-GAAP net income and net income per basic and diluted share may differ from that of other companies, which limits their usefulness as a comparative measure.

The Company compensates for the foregoing limitations by using non-GAAP net income and net income per basic and diluted share as comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of its operating performance.

These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures, but instead utilized as a supplemental measure of operating performance in evaluating the Company’s business. As such, these non-GAAP measures should be viewed in conjunction with both the Company’s financial statements prepared in accordance with U.S.GAAP. Please refer to the reconciliation of these supplemental non-GAAP financial measures to the most closely related U.S. GAAP measures provided for each period at the end of this press release.

Contact:

Winner Medical Group Inc.
Ms. Huixuan Chen (Fiona)
Investor Relations Manager
Phone: +86-755-2806-6858
Email: investors@winnermedical.com

ICR Inc.
Mr. Rob Koepp
Phone: +86-10-6583-7516 or +1-646-405-5171
E-mail: robert.koepp@icrinc.com

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Year ended September 30,
	2011	2010
	US$	US$

Net sales	149,896,424	115,030,651

Cost of sales	(109,046,284)	(80,473,292)
Gross profit	40,850,140	34,557,359

Other operating income, net	4,083	557,402
Government subsidies	1,594,315	208,719
Realized loss on commodity financial instruments	(1,859,945)	0
Foreign currency exchange losses, net	(1,051,250)	(493,271)
Selling, general and administrative expenses	(26,525,378)	(20,370,950)

Income from operations	13,011,965	14,459,259
Interest income	165,195	98,024
Interest expense	(93,314)	(128,816)
Equity in earnings of 50 percent or less owned persons	462,131	235,828
Income before income taxes	13,545,977	14,664,295

Income taxes	(1,970,314)	(1,666,933)
Net income	11,575,663	12,997,362

Net (income)/loss attributable to noncontrolling interests	(39,772)	93,136
Net income attributable to Winner Medical Group Inc.	11,535,891	13,090,498

Comprehensive income:
Net income	11,575,663	12,997,362
Foreign currency translation adjustments	5,867,490	1,584,165
Comprehensive (income)/loss attributable to noncontrolling interests	(40,519)	93,883

Comprehensive income attributable to Winner Medical Group Inc.	17,402,634	14,675,410

Net income attributable to Winner Medical Group Inc. per share
- basic	0.48	0.57
- diluted	0.47	0.56

Weighted average common stock outstanding
- basic	24,128,868	23,014,065
- diluted	24,549,361	23,383,532

Winner Medical Group Inc.
Consolidated Balance Sheets

	September 30,
	2011	2010
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	21,945,105	14,818,179
Restricted bank deposits	1,836,491	285,119
Held-to-maturity investments	0	1,497,607
Accounts and notes receivable, less allowances for doubtful accounts of US$159,485 and US$230,200 at September 30, 2011 and 2010, respectively	20,982,263	15,672,446
Amounts due from affiliated companies	157,779	999
Inventories	25,408,700	15,945,101
Prepaid expenses and other current assets	8,334,504	6,929,066
Income taxes recoverable	146,408	33,974
Deferred tax assets	376,411	428,741
Total current assets	79,187,661	55,611,232
Property, plant and equipment, net	65,461,750	60,110,367
Investment in equity investees	2,421,915	2,159,784
Intangible assets, net	126,918	125,079
Prepaid expenses and other receivables	1,596,354	637,748
Deferred tax assets	1,124,089	331,785
Total assets	149,918,687	118,975,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	6,294,356	0
Accounts payable	7,420,580	5,362,155
Accrued payroll and employee benefits	3,141,756	2,393,700
Customer deposits	1,115,887	687,275
Accrued and other liabilities	4,253,889	3,057,445
Amounts due to affiliated companies	0	58,338
Income taxes payable	1,970,710	1,477,212
Total current liabilities	24,197,178	13,036,125
Deferred tax liabilities	45,025	42,699
Total liabilities	24,242,203	13,078,824

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000 shares, issued and outstanding September 30, 2011– 24,140,247 shares; September 30, 2010 –23,950,740 shares	24,141	23,951
Additional paid-in capital	42,490,464	40,154,494
Retained earnings	58,984,686	48,730,034
Statutory reserves	5,866,970	4,585,731
Accumulated other comprehensive income	18,169,505	12,302,762
Total Winner Medical Group Inc.
stockholders’ equity	125,535,766	105,796,972

Noncontrolling interests	140,718	100,199
Total equity	125,676,484	105,897,171

Total liabilities and equity	149,918,687	118,975,995

Winner Medical Group Inc.
Non-GAAP Reconciliation
	Fiscal Year ended September 30
	2011	2010
	US$	US$

Net income attributable to Winner Medical Group Inc. (GAAP)	11,535,891	13,090,497

Non-cash share based compensation expenses	617,497	695,757
Realized loss on commodity financial instruments	1,580,953	-

Adjusted net income attributable to Winner Medical Group Inc. (Non-GAAP)	13,734,341	13,786,254
Net income attributable to Winner Medical per share (GAAP)
- Basic	0.48	0.57
- Diluted	0.47	0.56
Adjusted net income attributable to Winner Medical per share (Non-GAAP)
- Basic	0.57	0.60
- Diluted	0.56	0.59
Weighted average ordinary shares outstanding
- Basic	24,128,868	23,014,065
- Diluted	24,549,361	23,383,532